Exhibit No. 1
EXCHANGE AGREEMENT

     THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement"), is entered into as of the 29th day of October, 1993, by and between Upland Investment Corporation, a Utah corporation (hereinafter referred to as "Upland"); G.S. & C., Inc., a Nevada corporation (hereinafter referred to as "GSC"); and the persons listed on the signature pages to this Agreement who constitute the holders of all issued and outstanding shares of capital stock of GSC (hereinafter referred to as the "GSC Shareholders"), based on the following:
ther rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business;
(iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent GSC balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000);
(v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of GSC; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and
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     (d)     GSC is not in violation of any law or regulation the violation of which would materially and adversely affect the business, operations, properties, assets, or condition of GSC.

     Section 1.08 Title and Related Matters. GSC has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the GSC financial statements or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; and (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

     Section 1.09 Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of GSC, threatened by or against GSC, or affecting GSC or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. GSC does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     Section 1.10     Contracts.

     (a) Except as included or described in the GSC Schedules, there are no material contracts, agreements, franchises, license agreements, or other commitments to which GSC is a party or by which it or any of its properties are bound, which are material to the operations of GSC taken as a whole;

     (b) GSC is not a party to or bound by, and the properties of GSC are not subject to, any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as GSC can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of GSC; and

     (c) Except as included or described in the GSC Schedules or reflected in the GSC financial statements, GSC is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days (or less) notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which GSC is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate do not exceed $5,000; (v) consulting or other similar contracts with an unexpired term of more than one year or providing for payments in excess of $5,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of GSC; or (viii) contract, agreement, or other commitment involving payments by it of more than $5,000 in the aggregate.
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     Section 1.11     Material Contract Defaults.  GSC is not in default in
any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of GSC, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which GSC has not taken adequate steps to prevent such a default from occurring.

     Section 1.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which GSC is a party or to which any of its properties or operations are subject.

     Section 1.13 Governmental Authorizations. GSC holds all licenses, franchises, permits, and other governmental authorizations which are legally required to enable GSC to conduct its business in all material respects as conducted on the date hereof. Except for compliance with U.S. federal and state securities and corporation laws, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any U.S. or foreign court or other governmental body is required in connection with the execution and delivery by GSC of this Agreement and the consummation by GSC of the transactions contemplated hereby.

     Section 1.14 Compliance With Laws and Regulations. GSC has complied with all applicable U.S. and foreign statutes and regulations of any federal, state, provincial, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of GSC or except to the extent that noncompliance would not result in any material liability for GSC.

     Section 1.15 Insurance. All of the insurable properties of GSC are insured for GSC's benefit in the amount of not less than 80% of their replacement value against all risks customarily insured against by persons owning and/or operating similar properties in the localities where such properties are located and under valid and enforceable policies issued by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding and in full force at the Closing Date, as hereinafter defined.

     Section 1.16     Approval of Agreement.  The board of directors of GSC
has authorized the execution and delivery of this Agreement by GSC, has approved the transactions contemplated hereby, and approved the submission of this Agreement and the transactions contemplated hereby to the GSC
Shareholders for their approval with the recommendation that the exchange be accepted.
PAGE
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     Section 1.17     Material Transactions or Affiliations.  Set forth in the
GSC Schedules is a description of every material contract, agreement, or arrangement between GSC and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by GSC to own beneficially, 10% or more of the issued and outstanding common stock of GSC and which is to be performed in whole or in part after the date hereof. There are no commitments by GSC, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

     Section 1.18 Labor Relations. GSC has never had a work stoppage resulting from labor problems. To the best knowledge of GSC, no union or other collective bargaining organization is organizing or attempting to organize any employee of GSC.

     Section 1.19 Ownership of GSC Shares. Each of the GSC Shareholders hereby represents and warrants with respect to himself or herself that he or she is the legal and beneficial owner of the number of GSC shares set forth opposite his or her name at the foot of this agreement, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and that he or she has full right, power, and authority to transfer, assign, convey, and deliver his or her GSC shares; and that delivery of such shares at the Closing will convey to Upland good and marketable title to such shares, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever.

     Section 1.20 GSC Schedules. GSC has delivered to Upland the following schedules, which are collectively referred to as the "GSC Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement and instruments and data as of such date, all certified by the chief executive officer of GSC as complete, true, and correct:

     (a) a schedule containing complete and correct copies of the articles of incorporation and bylaws of GSC and any amendments thereto in effect as of the date of this Agreement;

     (b) a schedule including the financial statements of GSC identified in paragraph 1.04(a);

     (c) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of GSC since the most recent GSC balance sheet required to be provided pursuant to section 1.07 hereof;

     (d) a schedule containing true and correct copies of all material contracts, agreements, or other instruments to which GSC is a party or by which it or its properties are bound, together with a description of all contracts, leases, agreements, and other instruments, whether or not deemed material, including oral agreements, to which GSC is a party or by which it or its properties are bound, specifically including all contracts, agreements, or arrangements referred to in section 1.10;

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     (e)     a schedule containing copies of all licenses, permits, and other governmental authorizations, requests, or applications therefor pursuant to which GSC carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of GSC);

     (f) a schedule describing any material transactions with affiliates pursuant to section 1.17 of this Agreement;

     (g) a list of all executive employees of GSC, setting forth a job description and the current compensation of each and indicating whether such employees are employed pursuant to written agreements;

     (h) a schedule containing a list of every debt, mortgage, security interest, pledge, lien, encumbrance, or claim of any nature whatsoever in excess of $5,000 to which GSC is a party or to which any of its properties are subject; and

     (i) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the GSC Schedules by sections 1.01 through 1.19.

     GSC shall cause the GSC Schedules and the instruments and data delivered to Upland hereunder to be updated after the date hereof up to and including the Closing Date.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF UPLAND

     As an inducement to, and to obtain the reliance of, GSC and the GSC Shareholder, Upland represents and warrants as follows:

     Section 2.01 Organization. Upland is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification and where failure to qualify would have a materially adverse effect on Upland. Included in the Upland Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation and bylaws of Upland as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Upland's articles of incorporation or bylaws. Upland has taken all action required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, except for obtaining the approval of its shareholders. Except for such approval, Upland has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.
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     Section 2.02     Capitalization.  Upland's authorized capitalization
consists of 50,000,000 shares of common stock, $0.001 par value, 13,990,000 of which are issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and nonassessable. Following the reverse split described in Section 3.01(a), Upland will have a total of 6,995,000 shares of common stock outstanding.

     Section 2.03 Subsidiaries. Upland does not have any subsidiaries and does not own, beneficially or of record, shares of any other corporation or any partnership or other similar interest in any other entity.

     Section 2.04     Financial Statements.

     (a) Included in the Upland Schedules are the audited balance sheets of Upland as December 31, 1992 and 1991, and the related audited statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1992 and 1991, together with the notes to such financial statements and the opinion of Peterson, Siler & Stevenson, P.C., certified public accountants, with respect thereto. All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Upland balance sheets present fairly as of their respective dates the financial condition of Upland. Upland did not have, as of the date of any such Upland balance sheet, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Upland, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity, and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

     (c) Upland has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable.

     (d) Upland has filed all state, federal, and local income tax returns required to be filed by it from inception through the date hereof.

     (e) The books and records, financial and others, of Upland are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

     (f) Except as set forth in the Upland Schedules, the most recent Upland financial statements, or the notes thereto, Upland (i) has no receivables; (ii) has no accounts payable, except immaterial payables incurred in the course of its business which do not exceed an aggregate of $500 and legal and accounting expenses incurred in connection with this Agreement; and
(iii) has no material contingent liabilities, direct or indirect, matured or unmatured.

     Section 2.05 Information. The information concerning Upland set forth in this Agreement and the Upland Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 2.06 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to authorized and unissued stock of Upland except options, warrants, calls, or commitments, if any, to which Upland is not a party and by which it is not bound.

     Section 2.07 Absence of Certain Changes or Events. Except as described herein or in the Upland Schedules, since December 31, 1992:

     (a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Upland; or (ii) any damage, destruction, or loss to Upland (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Upland;

     (b) Upland has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Upland; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;
(vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $500; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

     (c) Upland has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Upland balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $500), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $500); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Upland; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

     (d) to the best knowledge of Upland, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Upland.

     Section 2.08 Title and Related Matters. Upland owns no real property. Upland has good title to all of the assets which are reflected in the Upland balance sheet or acquired after that date (except assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except statutory liens or claims not yet delinquent.

     Section 2.09 Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of Upland, threatened by or against or affecting Upland, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Upland does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     Section 2.10     Contracts.

     (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which Upland is a party or by which it or any of its properties are bound;

     (b) Upland is not a party to any contract, agreement, commitment, or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Upland can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Upland; and

     (c) Upland is not a party to any material oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days (or less) notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit, or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $500 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Upland; or (viii) contract, agreement, or other commitment involving payments by it of more than $500 in the aggregate.

     Section 2.11 No Conflict With Other Instruments. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Upland is a party or to which any of its assets or operations are subject.

     Section 2.12 Governmental Authorizations. Upland has all licenses, franchises, permits, and other government authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Upland of this Agreement and the consummation by Upland of the transactions contemplated hereby.

     Section 2.13 Compliance With Laws and Regulations. Upland has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Upland or except to the extent that noncompliance would not result in any material liability to Upla nd.

     Section 2.14 Insurance. Upland owns no insurable properties and carries no casualty or liability insurance.

     Section 2.15 Approval of Agreement. The board of directors of Upland has authorized and approved the execution and delivery of this Agreement by Upland and consummation of the transactions contemplated hereby and will submit this Agreement and the transactions contemplated hereby for consideration by its shareholders with the recommendation that such proposals be approved.

     Section 2.16 Continuity of Business Enterprise. Upland has no commitment or present intention to liquidate GSC or sell or otherwise dispose of a material portion of GSC's business or assets following the consummation of the transactions contemplated herein.

     Section 2.17 Material Transactions or Affiliations. Except as disclosed herein and in the Upland Schedules, there exists no material contract, agreement, or arrangement between Upland and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by Upland to own beneficially, 10% or more of the issued and outstanding common stock of Upland and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, or 10% shareholder of Upland has, or has had during the last preceding full fiscal year, any known interest in any material transaction with Upland which was material to the business of Upland. Upland has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with any such affiliated person.

     Section 2.18 Previous Public Offering. In September 1986, Upland completed a public offering of 10,000,000 shares of common stock at a price of $0.0125 per share which resulted in net proceeds to Upland of approximately $98,897 after deducting sales commissions and other expenses of the offering. The offering was conducted in reliance on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 504 of Regulation D promulgated thereunder and was registered by qualification with the Utah Securities Division.

     Section 2.19 Labor Relations. Upland has never had a work stoppage resulting from labor problems. Upland has no employees other than its officers and directors.

     Section 2.20 Upland Schedules. Upland has delivered to GSC the following schedules, which are collectively referred to as the "Upland Schedules," which are dated the date of this Agreement, all certified by an officer of Upland to be complete, true, and accurate:

     (a) a schedule containing complete and accurate copies of the articles of incorporation and bylaws of Upland and any amendments thereto as in effect as of the date of this Agreement;

     (b)     The financial statements identified in section 2.04(a);

     (c) Upland's Corporate Information Statement pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934 and Rule 14.2m of the Utah Securities Division, dated March 29, 1992;

     (d) a schedule setting forth any other information required to be disclosed in the Upland Schedules by sections 2.01 through 2.19.

     Upland shall cause the Upland Schedules and the instruments to be delivered to GSC hereunder to be updated after the date hereof up to and including the Closing Date.

ARTICLE III
PLAN OF EXCHANGE

     Section 3.01     The Exchange.

     (a) Prior to Closing, Upland shall effect a 1-for-2 reverse split in its issued and outstanding shares of common stock reducing the number of shares of outstanding common stock from 13,990,000 to approximately 6,995,000.

     (b) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in section 3.02), the GSC Shareholders shall assign, transfer, and deliver to Upland, free and clear of all liens, pledges, encumbrances, charges, restrictions, or claims of any kind, nature, or description, all issued and outstanding shares of common stock of GSC, and Upland agrees to acquire such shares on such date by issuing and delivering in exchange therefor an aggregate of 25,297,500 post-split restricted shares of Upland common stock (the "Exchanged Common Stock"). Such shares shall be issued on the basis of approximately three (3) shares of Exchanged Common Stock for each share of GSC common stock rounded to the nearest ten shares as indicated on the signature pages to this Agreement. Following the issuance of shares to the GSC shareholders, Upland will have a total of 32,292,500 shares of common stock outstanding, of which 6,995,000 shares or 21.7% will be held by the current shareholders of Upland and 25,297,500 shares or 78.3% will be held by the former shareholders of GSC.

     (b) At the Closing, the GSC Shareholders shall, on the surrender of their certificates representing the GSC shares togetherreement and the transactions herein contemplated.
     Section 3.02 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on a date and at such time as the parties may agree ("Closing Date"), within the ten day period commencing with the last to occur of the Upland and GSC shareholders' meetings (or date of unanimous or majority consents in lieu of such meetings) or such date as may be prescribed by any federal or state regulatory agency or authority, pursuant to any federal, state, or provincial law, rule, or regulation, prior to which the consummation of the transactions contemplated hereby may not be effectuated. Such Closing shall take place at a mutually agreeable time and place.

     Section 3.03 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

     Section 3.04     Termination.

     (a) This Agreement may be terminated by the board of directors of either Upland or GSC at any time prior to the Effective Date if:

          (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement;

          (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange;

          (iii) there shall have been any change after the date of the latest balance sheets of Upland and GSC, respectively, in the assets, properties, business, or financial condition of Upland or GSC, which could have a materially adverse affect on the value of the business of Upland or GSC, respectively, except any changes disclosed in the Upland or GSC Schedules, as the case may be, dated as of the date of execution of this Agreement; or

          (iv)     the Closing has not occurred by December 31, 1993.

In the event of termination pursuant to this paragraph (a) of section 3.04, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

     (b) This Agreement may be terminated at any time prior to the Closing by action of the board of directors of Upland if GSC or the GSC Shareholder shall fail to comply in any material respect with any of their covenants or agreements contained in this Agreement or if any of the representations or warranties of GSC contained herein shall be inaccurate in any material respect. If this Agreement is terminated pursuant to this paragraph (b) of section 3.04, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that GSC shall reimburse Upland for all costs and expenses actually incurred by it in connection with this Agreement, which were incurred from and after the date hereof.

     (c) This Agreement may be terminated at any time prior to the Closing by action of the board of directors of GSC if Upland shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Upland contained herein shall be inaccurate in any material respect. If this Agreement is terminated pursuant to this paragraph (c) of section 3.04, this Agreement shall be of no further force or effect and no obligation, right, or liability shall arise hereunder, except that Upland shall reimburse GSC for all costs and expenses actually incurred in connection with Agreement, which were incurred from and after the date hereof.

ARTICLE IV
SPECIAL COVENANTS

     Section 4.01 Stockholder Action of GSC. GSC shall, as soon as practicable following execution of this Agreement, cause a meeting of the GSC shareholders to be duly called and held for the purpose of authorizing and approving this Agreement and the consummation of the transactions contemplated herein, all in accordance with the applicable provisions of the laws of the state of Nevada. GSC may utilize a unanimous written consent of shareholders in lieu of a formal meeting if and to the extent such action is provided for under Nevada law.

     Section 4.02 Stockholder Action of Upland. Upland shall, at a special meeting of its stockholders to be held as soon as practicable following execution of this Agreement, present for the authorization and approval of such stockholders, this Agreement and the consummation of the transactions contemplated herein. Upland shall also submit to its shareholders at such meeting proposals to: (a) effect a 1-for-2 reverse split in the issued and outstanding shares of Upland common stock so that the 13,990,000 shares outstanding will be reduced to approximately 6,995,000 shares; (b) change the name of Upland to "Upland Energy Corporation," or some derivation thereof as determined by the board of directors; (c) elect the designees of GSC as directors of Upland, effective on the closing of the transactions contemplated hereby; and (d) take such other actions as may be mutually agreed upon by Upland and GSC.

     Section 4.03 Access to Properties and Records. Upland and GSC will each afford to the officers and authorized representatives of the other full access to the properties, books, and records of Upland and GSC, as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Upland and GSC, as the case may be, as the other shall from time to time reasonably request.

     Section 4.04 Special Covenants and Representations Regarding the Exchanged Upland Stock. The consummation of this Agreement and the transactions herein contemplated, including the issuance of the Exchanged Common Stock to the GSC Shareholders as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the GSC Shareholders acquire such securities. In connection with reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing, the GSC Shareholders shall deliver to Upland a letter of representation in the form attached hereto as Exhibit "A."

     Section 4.05 Third Party Consents. Upland and GSC agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

     Section 4.06     Actions Prior to Closing.

     (a) From and after the date of this Agreement until the Closing Date and except as set forth in the Upland or GSC Schedules or as permitted or contemplated by this Agreement, Upland and GSC, respectively, will each:

          (i) carry on its business in substantially the same manner as it has heretofore;

          (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

          (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

          (iv) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

          (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

          (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

     (b) From and after the date of this Agreement until the Closing Date, neither Upland nor GSC will:

          (i) make any change in their respective certificates of incorporation or bylaws except to the extent expressly permitted hereby;

          (ii) take any action described in section 1.07 in the case of GSC, or in section 2.07, in the case of Upland, (all except as permitted therein or as disclosed in the applicable party's schedules); or

          (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF UPLAND

     The obligations of Upland under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 5.01 Accuracy of Representations. The representations and warranties made by GSC in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and GSC shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by GSC prior to or at the Closing. Upland shall be furnished with a certificate, signed by a duly authorized officer of GSC and dated the Closing Date, to the foregoing effect.

     Section 5.02 Stockholder Approval. The stockholders of Upland shall have approved the proposed plan of exchange, the reverse split, the change in name and the election of the designees of GSC to the board of directors of Upland.

     Section 5.03 Definitive Agreement with KLM. GSC shall have entered into a definitive agreement with Kenneth Mason and KLM Exploration, Inc. (collectively referred to as "KLM") with respect to GSC's acquisition of KLM's rights under a farmout agreement with Williams Natural Gas Company ("WNG"), which agreement shall be on terms which do not differ materially from those set forth in the Agreement in Principle between GSC and KLM dated September 22, 1993. In addition, WNG shall have approved such agreement or given reasonable assurances that it will approve such agreement.

     Section 5.04 Officer's Certificate. Upland shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of GSC to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of GSC, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

     Section 5.05 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of GSC, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of GSC.

     Section 5.06 Good Standing. Upland shall have received a certificate of good standing from the Nevada Secretary of State or other appropriate office, dated as of a date within 20 days prior to the Closing Date certifying that GSC is in good standing as a corporation in the state of Nevada.

     Section 5.07 Other Items. GSC shall have taken or performed any and all actions to be taken by GSC pursuant to the provisions of Article IV herein, and Upland shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Upland may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF GSC

     The obligations of GSC under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 6.01 Accuracy of Representations. The representations and warranties made by Upland in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Upland shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Upland prior to or at the Closing. GSC shall have been furnished with a certificate, signed by a duly authorized executive officer of Upland and dated the Closing Date, to the foregoing effect.

     Section 6.02 Stockholder Approval. The GSC Shareholders shall have approved the proposed plan of exchange and the transactions contemplated thereby.

     Section 6.03 Officer's Certificate. GSC shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of Upland to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Upland, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

     Section 6.04 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Upland, taken as a whole.
PAGE

     Section 6.05 Good Standing. GSC shall have received a certificate of good standing from the Secretary of State or other appropriate office of the state of Utah with respect to Upland dated as of a date within 20 days prior to the Closing Date certifying that Upland is in good standing as a corporation in the state of Utah.

     Section 6.06 Other Items. Upland shall have taken or performed any and all actions to be taken by Upland pursuant to the provisions of Article IV herein, and GSC shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as GSC may reasonably request.

ARTICLE VII
MISCELLANEOUS

     Section 7.01 Brokers. Upland and GSC agree that they are not obligated to pay any compensation to any finders or brokers for bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. Each party agrees to indemnify the other against any claim by any third person for any commission, brokerage, or finders' fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party.

     Section 7.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Utah.

     Section 7.03 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to Upland, to:
John W. Hobbs, President
Upland Investment Corporation
2464 Arnett Drive
Salt Lake City, Utah 84109

If to GSC, to:
T. Kent Rainey, President
G.S. & C., Inc.
175 South Main Street, Suite 1410
Salt Lake City, Utah 84111

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.


PAGE

     Section 7.04 Attornevs' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.


     Section 7.05 Confidentiality. Each party hereto agrees with the other parties that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director, or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.


     Section 7.06 Schedules: Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

     Section 7.07 Third Party Beneficiaries. This contract is solely between Upland and GSC and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.


     Section 7.08 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

     Section 7.09 Survival: Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

     Section 7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.
PAGE

     Section 7.11 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ATTEST:                                   UPLAND INVESTMENT CORPORATION

/S/ Milo Carlston, Secretary              By: /S/ John W. Hobbs, President

ATTEST:                                   G.S.& C., Inc.

/S/ Stephanie Gillen                      By: /S/ T. Kent Rainey, President
Secretary